Exhibit 10.1

THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is made and entered into on September 27, 2021, by and among SWK HOLDINGS CORPORATION, a Delaware corporation (“Holdings”), SWK FUNDING LLC, a Delaware limited liability company (“SWK”, and together with Holdings and each other Person party hereto as a borrower from time to time, collectively, “Borrowers” and each a “Borrower”), the financial institutions party to the Loan Agreement (as defined below) as “Lenders” (“Lenders”), and CADENCE BANK, N.A., a national banking association and successor-by-merger to State Bank and Trust Company, a Georgia banking corporation, as agent for Lenders (in such capacity, “Agent”).

Recitals:

Agent, Lenders, and Borrowers are parties to a certain Loan and Security Agreement dated June 29, 2018 (as at any time amended, restated, supplemented or otherwise modified, the “Loan Agreement”), pursuant to which Agent and Lenders have and may from time to time make loans and other financial accommodations to Borrowers.

Borrowers, Agent and Lenders desire to amend the Loan Agreement on the terms and subject to the conditions set forth in this Amendment.

NOW, THEREFORE, for TEN DOLLARS ($10.00) in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby severally acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.             Definitions. Capitalized terms used in this Amendment, unless otherwise defined herein, shall have the meanings ascribed to such terms in the Loan Agreement.

2.             Amendments to Loan Agreement. Subject to satisfaction of the Conditions Precedent (as defined below), the Loan Agreement is hereby amended as follows:

(a)           By deleting the reference to “$20,000,000” on the title page to the Loan Agreement and by substituting in lieu thereof a reference to “$22,000,000.”

(b)           By adding the following new definitions to Section 1.1 of the Loan Agreement in the proper alphabetical order:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an interest period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Benchmark” means, initially, USD LIBOR; provided that if a replacement of the Benchmark has occurred pursuant to Section 3.1.5, “Benchmark Replacement Setting,” then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor:

(1)               For purposes of clause (a) of Section 3.1.5, the first alternative set forth below that can be determined by Agent:

(a)                the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-month’s duration, and 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration;

(b)               the sum of: (i) Daily Simple SOFR and (ii) the spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of the tenor of USD LIBOR with a SOFR-based rate having approximately the same length as the interest payment period specified in clause (a) of Section 3.1.5;

provided that if a Borrower has a Hedging Agreement in effect with respect to all or part of a Loan, in order to more closely align the floating interest rate under such Loan with the floating rate option under such Hedging Agreement, and giving due consideration to evolving standards and market practice, Agent may, in its discretion, replace the Benchmark Replacement in paragraph (b) of this definition with the sum of (i) Daily Compounded SOFR and (ii) the spread adjustment that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions; provided further that, in such event, Agent shall provide written notice of such election to Borrower Agent and Lenders prior to the replacement of USD LIBOR under clause (a) of Section 3.1.5;

(2)               For purposes of clause (b) of Section 3.1.5, the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by Agent as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time; and

(3)               For purposes of clause (c) of Section 3.1.5, the “Benchmark Replacement” shall revert to and shall mean the Benchmark Replacement set forth in clause (a) of Section 3.1.5 in respect of any subsequent Benchmark setting.

Notwithstanding anything to the contrary herein, if the Benchmark Replacement as determined pursuant to any clause in this definition would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods or observation shifts, the applicability of breakage provisions, and other technical, administrative or operational matters) that Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Transition Event” means, with respect to any then-current Benchmark other than USD LIBOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark, or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Daily Compounded SOFR” means, for any day, SOFR, with interest accruing on a compounded daily basis, with the methodology and conventions for this rate (which may include compounding in arrears with a lookback or observation shift) being established by Agent in accordance with a methodology and the conventions for this rate recommended (x) by the Relevant Governmental Body for determining “Daily Compounded SOFR” for syndicated credit facilities or (y) by reference to the ISDA Definitions for derivatives comparable to any applicable Hedging Agreement; provided, that if Agent decides that any such convention is not administratively feasible for Agent, then Agent may establish another convention in its reasonable discretion.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated credit facilities; provided, that if Agent decides that any such convention is not administratively feasible for Agent, then Agent may establish another convention in its reasonable discretion.

“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to Borrower, Agent and Lenders, so long as Agent has not received, by 5:00 p.m. (New York City Time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

“Early Opt-in Election” means the occurrence of:

(1)               A determination by the Agent that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such credit facilities are identified in the notice to Borrower Agent described in clause (2) below), and

(2)               the election by Agent to trigger a fallback from USD LIBOR and the provision by Agent of written notice of such election to Lenders and Borrower Agent.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment, or renewal of this Agreement or otherwise) with respect to the Daily LIBOR Rate.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as administrator of the secured overnight financing rate from time to time).

“Term SOFR” means, for the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by Agent to Lenders and Borrower Agent of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for Agent and (c) a Benchmark Transition Event has previously occurred resulting in a Benchmark Replacement that is not Term SOFR.

“Third Amendment” means that certain Third Amendment to Loan and Security Agreement dated the Third Amendment Date, among Borrowers, Agent and Lenders.

“Third Amendment Date” means September 27, 2021.

“USD LIBOR” means the London interbank offered rate for U.S. dollars.

(c)           By deleting (i) both of the definitions of “Cadence,” and (ii) the definitions of each of “Daily LIBOR Rate,” “Hedging Agreement” and “Revolver Termination Date,” in each case, in Section 1.1 of the Loan Agreement and substituting in lieu thereof the following:

“Cadence” means Cadence Bank, N.A., a national bank, as successor by merger to State Bank and Trust Company, a Georgia banking corporation, and its successors and assigns.

“Daily LIBOR Rate” means, on any day, the greater of (a) 1.00% and (b) the USD LIBOR as shown in the Wall Street Journal on such day for United States dollar deposits for the one month delivery of funds in amounts approximately equal to the principal amount of the Loan for which such rate is being determined or, if such day is not a Business Day on the immediately preceding Business Day. If the Wall Street Journal for any reason ceases to publish a USD LIBOR, then the Daily LIBOR Rate shall be as published from time to time and any other publication or reference source designated by Agent in its discretion (but, in any event, not less than 1.00% per annum at any time). The Daily LIBOR Rate is a reference rate and does not necessarily represent the best or lowest rate charged by Lender.

“Hedging Agreement” means any “swap agreement” as defined in Section 101(53B)(A) of the Bankruptcy Code and in any event shall include any currency swap, option, future or forward agreement.

“Revolver Termination Date” means September 30, 2022.

(d)           By deleting the reference to “5,000,000” in Section 2.1.7 of the Loan Agreement in its entirety and substituting in lieu thereof “$2,000,000.”

(e)           By deleting Section 3.1.3 of the Loan Agreement in its entirety and substituting in lieu thereof the following:

3.1.3 Types of Loans. Except as otherwise provided in this Agreement, including pursuant to Section 3.1.4, 3.1.5, 3.5 or 3.6, all Loans shall be made as LIBOR Index Loans.

(f)            By adding a new Section 3.1.5 immediately after Section 3.1.4 of the Loan Agreement as follows:

3.1.5 Benchmark Replacement Setting. Notwithstanding anything to the contrary in any promissory note or in any other Loan Document (and any Hedging Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 3.1.5):

(a)           Replacing USD LIBOR. On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of USD LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-month, 3-month, 6-month, and 12-month USD LIBOR tenor settings. On the earlier of (i) the date that all Available Tenors of USD LIBOR have either permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative and (ii) the Early Opt-in Effective Date, if the then-current Benchmark is USD LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR or Daily Compounded SOFR, all interest payments will be payable on a monthly basis.

(b)           Replacing Future Benchmarks. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to Borrower Agent and Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, Borrowers may revoke any request for a borrowing of, conversion to, or continuation of Loans to be made, converted, or continued that would bear interest by reference to such Benchmark until Borrower Agent’s receipt of notice from Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, Borrowers will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During the period referenced in the foregoing sentence, the component of Base Rate based upon the Benchmark, if applicable, will not be used in any determination of the Base Rate.

(c)           Term SOFR Reversion. Upon the occurrence of a Term SOFR Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date a Term SOFR Notice is provided to Borrower Agent and Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(d)           Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein, in any promissory note, or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(e)           Notices; Standards for Decisions and Determinations. Agent will promptly notify Borrower Agent and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision, or election that may be made by Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.1.5, including any determination with respect to a tenor, rate, or adjustment or of the occurrence or non-occurrence of an event, circumstance, or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.1.5.

(f)           Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR), then Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

(g)           Limitation of Liability. Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, or any other matter related to USD LIBOR or any alternative, successor, or replacement rate, including, without limitation, the implementation of any Benchmark Replacement or any Benchmark Replacement Conforming Changes or whether the composition or characteristics of any alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, USD LIBOR or have the same volume or liquidity as did USD LIBOR prior to its discontinuance or unavailability.

(g)           By adding the following Section 3.2.3 immediately following Section 3.2.2 of the Loan Agreement:

3.2.3 Minimum Income Fee. Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders, in arrears on the first day of each calendar quarter and on the Termination Date a fee equal the greater of (i) zero and (ii) an amount equal to the sum of (A) $60,0000 per quarter (or, in the case of any payment thereof on the Termination Date if the Termination Date does not occur on the first day of a calendar quarter, a pro-rated portion thereof based upon the number of days elapsed in the calendar quarter in which the Termination Date occurs) minus (B) (1) the aggregate amount of interest paid with respect to the Loans during the immediately preceding calendar quarter (or portion thereof if such payment is made on the Termination Date and the Termination Date does not occur on the first day of a calendar quarter) and (2) the fees payable pursuant to Section 3.2.1 during the immediately preceding calendar quarter (or portion thereof if such payment is made on the Termination Date and the Termination Date does not occur on the first day of a calendar quarter).

(h)           By deleting Schedule 1.1(b) of the Loan Agreement and by substituting in lieu thereof the Schedule 1.1(b) attached to this Amendment.

(i)            By deleting the references to “State Bank and Trust Company” in Schedule 2 of the Loan Agreement and by substituting in lieu thereof “Cadence Bank, N.A.”

3.            Ratification and Reaffirmation. Each Borrower hereby ratifies and reaffirms the Obligations, each of the Loan Documents, and all of such Borrower’s covenants, duties, indebtedness and liabilities under the Loan Documents.

4.             Acknowledgments and Stipulations. Each Borrower acknowledges and stipulates that each of the Loan Documents executed by such Borrower creates legal, valid and binding obligations of such Borrower that are enforceable against such Borrower in accordance with the terms thereof, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally; that all of the Obligations are owing and payable without defense, offset or counterclaim (and to the extent there exists any such defense, offset or counterclaim on the date hereof, the same is hereby knowingly and voluntarily waived by each Borrower); that the Liens granted by each Borrower in favor of Agent are duly perfected, first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over Agent’s Liens; and that the unpaid principal amount of the Revolver Loans as of the opening of business on September 14, 2021, totaled $-0-.

5.            Representations and Warranties. Each Borrower represents and warrants to Agent and Lenders, to induce Agent and Lenders to enter into this Amendment, that no Default or Event of Default exists on the date hereof; that the execution, delivery and performance of this Amendment have been duly authorized by all requisite corporate or limited liability company action, as applicable, on the part of such Borrower and this Amendment has been duly executed and delivered by such Borrower; and that all of the representations and warranties made by such Borrower in the Loan Agreement are true and correct on the date hereof (except for representations and warranties that expressly relate to an earlier date).

6.             Reference to Loan Agreement. Upon the effectiveness of this Amendment, each reference in the Loan Agreement to “this Agreement,” “hereunder,” or words of like import shall mean and be a reference to the Loan Agreement, as amended by this Amendment.

7.             Breach of Amendment. This Amendment shall be part of the Loan Agreement and a breach of any representation, warranty or covenant herein shall constitute an Event of Default.

8.           Conditions Precedent. The effectiveness of the amendment contained in Section 2 hereof is subject to the satisfaction of each of the following conditions precedent (collectively, the “Conditions Precedent”), in form and substance satisfactory to Agent, unless satisfaction thereof is specifically waived in writing by Agent:

(a)            Agent shall have received counterparts of each of the following, duly executed by each Person party thereto:

(i)             this Amendment;

(ii)            a Confirmation and Reaffirmation, in the form attached to this Amendment;

(iii)           an Amended and Restated Revolver Note;

(iv)           a Secretary’s Certificate of Resolutions of the Board of Directors of Holdings, in the form attached to this Amendment; and

(v)            Secretary’s Certificates of Resolutions of the Board of Managers of each Guarantor, in the form attached to this Amendment; and

(b)           Borrowers shall have paid all fees and expenses required to be paid on the date hereof pursuant to Section 9 hereof.

9.            Amendment Fee; Expenses of Agent. In consideration of Agent’s and Lenders’ willingness to enter into this Amendment, Borrowers jointly and severally agree to pay to Agent, for the benefit of Lenders, an amendment fee in the amount of $50,000 in immediately available funds on the date hereof. Borrowers hereby request that Lenders make a Revolver Loan in the amount of such fee and apply such Revolver Loan in direct payment of such fee. In addition, Borrowers jointly and severally agree to pay, on demand, all costs and expenses incurred by Agent in connection with the preparation, negotiation and execution of this Amendment and any other Loan Documents executed pursuant hereto and any and all amendments, modifications, and supplements thereto, including, without limitation, the reasonable costs and fees of Agent’s legal counsel and any taxes, filing fees and other expenses associated with or incurred in connection with the execution, delivery or filing of any instrument or agreement referred to herein or contemplated hereby. Borrowers acknowledge and agree that Agent and the Lenders may, at any time or from time to time in its discretion and without any prior demand on or further authorization by Borrower, make one or more Revolver Loans to Borrowers under the Loan Agreement, or apply the proceeds of any Revolver Loan, for the purpose of paying any of the fees, disbursements, costs or expenses described in this section.

10.          Release of Claims. To induce Agent and Lenders to enter into this Amendment, each Borrower (each Borrower being referred to herein as a “Releasor”) hereby releases, acquits and forever discharges Agent and Lenders, and all officers, directors, agents, employees, successors and assigns of Agent and Lenders, from any and all liabilities, claims, demands, actions or causes of action of any kind or nature (if there be any), whether absolute or contingent, disputed or undisputed, at law or in equity, or known or unknown, that such Releasor now has or ever had against Agent or any Lender arising under or in connection with any of the Loan Documents or otherwise. Each Releasor represents and warrants to Agent and Lenders that such Releasor has not transferred or assigned to any Person any claim that such Releasor ever had or claimed to have against Agent or any Lender.

11.          Effectiveness; Governing Law. This Amendment shall be effective upon acceptance by Agent in Atlanta, Georgia (notice of which acceptance is hereby waived), whereupon the same shall be governed by and construed in accordance with the internal laws of the State of Georgia, without giving effect to any conflict of law principles (but giving effect to federal laws relating to national banks).

12.          No Novation, etc. Except as otherwise expressly provided in this Amendment, nothing herein shall be deemed to amend or modify any provision of the Loan Agreement or any of the other Loan Documents, each of which shall remain in full force and effect. This Amendment is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Loan Agreement as herein modified shall continue in full force and effect.

13.          Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

14.          Further Assurances. Each Borrower agrees to take such further actions as Agent shall reasonably request from time to time in connection herewith to evidence or give effect to the amendments set forth herein or any of the transactions contemplated hereby.

15.          Miscellaneous. This Amendment may be executed in any number of counterparts and by different parties to this Amendment on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any manually executed signature page to this Amendment delivered by a party by facsimile or other electronic transmission shall be deemed to be an original signature hereto. Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto. This Amendment expresses the entire understanding of the parties with respect to the subject matter hereof and may not be amended except in a writing signed by the parties.

16.          Waiver of Jury Trial. To the fullest extent permitted by applicable law, each party hereby waives the right to trial by jury in any action, suit, counterclaim or proceeding arising out of or related to this Amendment.

[Remainder of page intentionally left blank;
signatures appear on the following page(s).]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal, and delivered by their respective duly authorized officers on the date first written above.

BORROWERS:

ATTEST:	SWK HOLDINGS CORPORATION

/s/ DAVID EARHART	By:	/s/ WINSTON BLACK
David Earhart, Secretary	Name: Winston Black, III
Title: Chief Executive Officer
[SEAL]

ATTEST:	SWK FUNDING LLC

By: SWK HOLDINGS CORPORATION,
its sole manager

/s/ DAVID EARHART	By:	/s/ WINSTON BLACK
David Earhart, Secretary of SWK	Name: Winston Black, III
Holdings Corporation, the sole manager	Title: Chief Executive Officer
of SWK Funding LLC

[SEAL]

[Signatures continue on the following page.]

AGENT AND LENDERS:

CADENCE BANK, N.A., as successor-by-merger to
STATE BANK AND TRUST COMPANY,
as Agent and a Lender

By:	/s/ B. EARL GARRIS
Name: B. Earl Garris
Title: Vice President